          Exhibit 99
   JOINT FILER INFORMATION

Name:     Draper Fisher Management Company IV, LLC

Address:    2882 Sand Hill Road, Suite 150
     Menlo Park, CA 94025

Relationship to Issuer:   10% owner of issuer in the capacity as being general partner of
     Draper Fisher Associates Fund IV, L.P.

Designated Filer:   Draper Fisher Associates Fund IV, L.P.

Issuer and Ticker Symbol:  Digital Impact, Inc.  (NASDAQ:DIGI)

Date of Event Requiring
Statement:    December 30, 2004

January 3, 2005    Draper Fisher Management Company IV, LLC
Date

     By: _/s/____Timothy C. Draper______________
      Timothy C. Draper
      Managing Director

The reporting person disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.